Exhibit 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
jeffh@yorkwater.com
Or	Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 2nd QUARTER AND SIX MONTHS EARNINGS

York, Pennsylvania, August 3, 2016:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the second quarter and the first six months of 2016.

President Hines reported that second quarter operating revenues of $11,820,000 decreased $75,000 and net income of $2,847,000 decreased $78,000 compared to the second quarter of 2015.  Earnings per share of $0.23 for the three-month period increased $0.01 compared to the same period last year due to a reduction in the number of shares outstanding.

President Hines also reported that the first six months operating revenues of $23,098,000 decreased $6,000, and net income of $5,333,000 decreased $120,000 compared to the first six months of 2015 as an increase of over 1,000 new customers was offset by decreased per capita consumption.  Lower operating expenses, primarily due to lower health insurance costs, higher capitalized overhead and reduced water treatment chemical usage, were offset by higher income taxes due to reduced maintenance and repair tax deductions.  Earnings per share for the six-month period were $0.42 for both 2016 and 2015.

During the first six months of 2016, the Company invested $5 million in construction expenditures for further upgrades to water treatment facilities and information technology, as well as various replacements of infrastructure and other routine items.  In addition, the Company invested $29,000 in the acquisition of water facilities.  The Company estimates it will invest an additional $12 million in 2016, excluding acquisitions, for expansion and improvements to its pipes, water and wastewater treatment facilities, an additional untreated water pumping station and force main, and various replacements and upgrades to other infrastructure to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

	Period Ended June 30
	In 000's (except per share)
	Quarter		Six Months
	2016	2015	2016	2015
Operating Revenues	$11,820	$11,895	$23,098	$23,104
Net Income	$2,847	$2,925	$5,333	$5,453
Average Number of Common Shares Outstanding	12,850	12,862	12,835	12,849
Basic Earnings Per Common Share	$0.23	$0.22	$0.42	$0.42
Dividends Declared Per Common Share	$0.1555	$0.1495	$0.3110	$0.2990

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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